915 Fairway Lane	(360) 906‐0748
Aberdeen, WA 98520	pat@gochnours.com

Consent of Lee (Pat) Gochnour

I consent to all references to my name and any quotation from, or summarization of, Sections 1.1.5, 1.1.2.5, 1.3.13, 4.3, 20, 25.5, 26.5 and 27 of the technical report summary entitled "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA" dated February 23, 2023, effective as of December 31, 2022, as amended March 6, 2024, prepared by me, included or incorporated by reference in the Registration Statement on Form S-3 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Lee (Pat) Gochnour

Lee (Pat) Gochnour, MMSA QP

Associate Principal Environmental Specialist

Principal of Gochnour & Associates, Inc.

Date: March 22, 2024